Exhibit 99.1

BeiGene Expands Collaboration with Novartis to Develop and Commercialize BeiGene’s TIGIT Inhibitor and Market Five Novartis Oncology Medicines in China Broad Markets

Strategic collaboration expected to advance clinical development of ociperlimab in combination with tislelizumab, including initiation and funding by Novartis of additional studies

BeiGene expands commercial portfolio in China broad markets with marketing rights for five Novartis Oncology products

BASEL, CAMBRIDGE, Mass. & BEIJING—(BUSINESS WIRE)—December 20, 2021—BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global science-driven biotechnology company, today announced an option, collaboration and license agreement with Novartis Pharma AG to develop, manufacture and commercialize BeiGene’s investigational TIGIT inhibitor ociperlimab in North America, Europe, and Japan. In addition, the parties entered into an agreement granting BeiGene rights to market, promote and detail five approved Novartis oncology products, TAFINLAR® (dabrafenib), MEKINIST® (trametinib), VOTRIENT® (pazopanib), AFINITOR® (everolimus), and ZYKADIA® (ceritinib), across designated regions of China referred to as “broad markets.”

Building upon the collaboration between BeiGene and Novartis for anti-PD1 antibody tislelizumab announced in January 2021, BeiGene has granted Novartis an exclusive time-based option under which, upon exercise by Novartis prior to late 2023, the companies have agreed to jointly develop ociperlimab, with Novartis responsible for regulatory submissions after a transition period and for commercialization upon regulatory approvals in the licensed territory. During the option period Novartis will conduct and fund additional global clinical trials of ociperlimab in combination with tislelizumab in selected tumor types. In addition, following option exercise, both companies may conduct clinical trials globally to explore combinations of ociperlimab with other cancer treatments. Following approval, BeiGene will co-detail the product in the United States.

Ociperlimab is an investigational potent TIGIT inhibitor with intact Fc function, believed to be critical for the anti-tumor activities of TIGIT antibodies. An immune checkpoint molecule, ociperlimab is currently being investigated in two global Phase 3 clinical trials, the AdvanTIG-301 and AdvanTIG-302 trials, in combination with tislelizumab in NSCLC. To date, approximately 600 subjects have been enrolled across the ociperlimab development program, which includes six global trials in patients with lung cancers, esophageal squamous cell carcinoma, and cervical cancer.

“We are excited to expand our productive collaboration with Novartis to include the development of ociperlimab, one of the most advanced TIGIT inhibitor programs. Building on the work accomplished with Novartis on the tislelizumab program, we are excited to explore additional synergies among our pipelines, and to potentially expedite access to ociperlimab,” said John V. Oyler, Co-Founder, CEO, and Chairman of BeiGene. “In addition, our strong science-based commercial team in China, which is now more than 3,100 people, is well positioned to help deliver the five Novartis oncology medicines to the patients who need them across parts of China. This multi-faceted and important collaboration stands on the strong foundation our companies have built together, and our shared commitment to serving patients around the world.”

Ociperlimab Option, Collaboration and License Agreement

Under the terms of the agreement, BeiGene will receive an upfront cash payment of $300 million from Novartis along with an additional payment of $600 or $700 million upon exercise by Novartis of an exclusive time-based option prior to mid-2023 or between then and late-2023, subject to receipt of required antitrust approval. In addition, following option exercise, BeiGene is eligible to receive up to $745 million upon the achievement of regulatory approval milestones, $1.15 billion upon the achievement of sales milestones, and royalties on future sales of ociperlimab in the licensed territory. The licensed territory is the same as the tislelizumab collaboration, the United States, Canada, Mexico, member countries of the European Union, United Kingdom, Norway, Switzerland, Iceland, Liechtenstein, Russia, and Japan. Subject to the terms of the agreement, during the option period, Novartis will initiate and fund additional global clinical trials with ociperlimab and BeiGene has agreed to expand enrollment in two ongoing trials. Additionally, following the option exercise, Novartis has agreed to share development costs of global trials. Following approval, BeiGene has agreed to provide 50 percent of the co-detailing and co-field medical efforts in the United States, and has an option to co-detail up to 25 percent in Canada and Mexico, funded in part by Novartis. Each party retains the worldwide right to commercialize its propriety products in combination with ociperlimab, as is the case with tislelizumab under the parties’ existing agreement.

Market Development of Novartis Products in China Broad Markets

Under the terms of the market development agreement, BeiGene will obtain the right to market and promote five Novartis approved and nationally reimbursed oncology products in designated regions of China referred to as Broad Markets. These products include:

•TAFINLAR® (dabrafenib), a BRAF inhibitor, and MEKINIST® (trametinib), a MEK inhibitor, both approved for the treatment of melanoma. This combination is also being investigated for NSCLC indications;

•VOTRIENT® (pazopanib), a VEGFR inhibitor for advanced renal cell carcinoma;

•AFINITOR® (everolimus); an mTOR inhibitor, for advanced renal cell carcinoma following progression on or after vascular endothelial growth factor (VEGF)-targeted therapy; and

•ZYKADIA® (ceritinib), an ALK inhibitor approved for ALK+ NSCLC.

The Broad Market territories in China include approximately 13,000 hospitals, in cities and counties with smaller populations, where roughly 500,000 people with cancer in China receive their medical care. BeiGene has significant market penetration in the Broad Markets for its own and in-licensed approved products.

About Ociperlimab

Ociperlimab is an investigational humanized IgG 1 monoclonal antibody discovered and being developed globally by BeiGene. An immune checkpoint molecule, ociperlimab is one of the most advanced anti-TIGIT antibodies in development with intact Fc function. Targeting TIGIT provides a potential mechanism to rescue immune cells (e.g., T cells, NK cells, and dendritic cells) from the immunosuppressive tumor microenvironment, to induce an efficient antitumor immune response. The TIGIT pathway has been understood to cooperate with PD-1 to maximize the suppression of effector tumor infiltrating immune cells as well as to promote resistance to anti-PD-1 therapy. TIGIT represents a promising target with the potential to significantly improve and/or extend the therapeutic benefit of anti-PD-1 therapy to a greater number of patients.

Ociperlimab is currently being investigated in combination with BeiGene’s anti-PD-1 antibody, tislelizumab, in multiple ongoing trials, including:

•AdvanTIG-301: Phase 3 trial (NCT04866017) in locally advanced, unresectable non-small cell lung cancer;

•AdvanTIG-302: Phase 3 trial in untreated non-small cell lung cancer (NCT04746924);

•AdvanTIG-202: Phase 2 trial in metastatic cervical cancer (NCT04693234);

•AdvanTIG-203: Phase 2 trial in advanced esophageal squamous cell carcinoma (NCT04732494);

•AdvanTIG-204: Phase 2 trial in untreated limited-stage small cell lung cancer (NCT04952597);

•AdvanTIG-205: Phase 2 trial in untreated metastatic non-small cell lung cancer (NCT05014815);

•AdvanTIG-206: Phase 2 trial in first-line advanced hepatocellular carcinoma (NCT04948697); and

•Phase 1b trial in advanced solid tumors (NCT04047862).

BeiGene’s Collaboration with Novartis

In January 2021 BeiGene and Novartis announced a collaboration granting Novartis rights to develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody tislelizumab in North America, Europe, and Japan. Since closing the collaboration in February 2021, the companies have accomplished key objectives in their collaboration, including filing the first biologics license application (BLA) for tislelizumab outside of China. The U.S. Food and Drug Administration (FDA) accepted for review the BLA submission for patients with unresectable recurrent locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) after prior systemic therapy. The Prescription Drug User Fee Act (PDUFA) target action date is July 12, 2022, and the companies are working closely together on launch preparation activities as well as other planned BLA submissions and combination strategies for tislelizumab within each company’s product portfolio and pipeline. Building upon that progress and the shared commitment to expanding patient access to new treatments, the companies have entered into a new agreement to collaborate on the development, manufacturing and commercialization of BeiGene’s investigational TIGIT inhibitor ociperlimab.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,750 colleagues dedicated to advancing more than 90 ongoing or planned clinical trials (over 70 clinical trials are ongoing) involving more than 14,000 patients and healthy volunteers. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU, Canada, Australia, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma, and Bio-Thera. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Mirati Therapeutics, Seagen, and Zymeworks.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of approximately 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the further advancement of, and anticipated clinical development, regulatory milestones, and commercialization of ociperlimab and tislelizumab; the expected expansion and acceleration of clinical development of ociperlimab; the option exercise by Novartis, the potential payments to be received by BeiGene, the receipt of required antitrust approval, and the parties’ commitments and the potential benefits of the ociperlimab collaboration and broad markets agreements; and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on the Company’s clinical development, regulatory, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Investor	BeiGene Media
Gabrielle Zhou	Liza Heapes
+86 10-5895-8058 or +1 857-302-5189	+1 857-302-5663
ir@beigene.com	media@beigene.com

TAFINLAR®, MEKINIST®, VOTRIENT®, AFINITOR® and ZYKADIA® are registered trademarks of Novartis AG.